Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

IMPERIAL CAPITAL BANCORP, INC. REPORTS
PRELIMINARY QUARTERLY AND ANNUAL FINANCIAL
INFORMATION AND AGREEMENT WITH REGULATORS

La Jolla, California (February 20, 2009) -- Imperial Capital Bancorp, Inc. (the Company) (PNK-IMPC.PK) today reported preliminary financial information for the quarter and year ended December 31, 2008.  The Company also announced that its wholly-owned banking subsidiary, Imperial Capital Bank (the Bank), has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) and the California Department of Financial Institutions (DFI).

Preliminary Financial Results

Preliminary results for the three months ended December 31, 2008 reflect a first-time ever net loss of $36.2 million or $6.66 per diluted share, due primarily to a provision for loan losses of $57.3 million recorded during the quarter.  This compares to the Company’s reported net income during quarters ended September 30, 2008 and December 31, 2007, of $533,000 or $0.10 per diluted share and $1.1 million or $0.21 per diluted share, respectively.  The fourth quarter provision was primarily attributable to continued declines in the values of real property collateral securing loans in the Bank’s construction and land development loan portfolio, a deteriorating economic environment, internal downgrades of loan risk ratings and an increase in non-performing construction and land development loans.

The net loss reported during the current quarter was partially offset by net income earned during the first three quarters of 2008.  The preliminary net loss for the year ended December 31, 2008 was $32.6 million or $6.01 per diluted share.  For the year ended December 31, 2008, the Company recorded a $78.0 million provision for loan losses.  This compares to net income of $15.6 million or $2.81 per diluted share and an $11.1 million provision for loan losses for the same period last year.

“The current economic climate remains extremely challenging,” commented Executive Managing Director and Chief Financial Officer Timothy M. Doyle.  “Nonetheless, we have made significant progress toward our key initiatives, which are to improve asset quality, reduce our asset base and improve regulatory capital ratios, control expenses, and reduce our reliance on wholesale funding sources. We expect that the successful completion of these initiatives will strengthen the Company’s position long term.”

2009 Operating Objectives

“Management and employees are engaged in disciplined focus to achieve consistent earnings with a reduced risk profile,” Doyle stated. “We are working on four primary objectives as a basis for long-term success of the Imperial franchise, and anticipate that the implementation of these objectives, subject to a stabilized real estate market, will help offset any further credit losses and ultimately facilitate a return of the Company to profitability.”

Imperial Capital Bancorp, Inc. reports preliminary
results for the quarterly and annual financial information

These four primary objectives are:

•
Improve Asset Quality.  We have taken proactive steps to resolve our non-performing loans, including negotiating repayment plans, forbearances, loan modifications and loan extensions with our borrowers when appropriate.  We also have established a separate department to monitor and attempt to reduce our exposure to a further deterioration in asset quality.  We have applied more conservative underwriting practices to our new loans, including, among other things, requiring more detailed credit information in certain circumstances, increasing the amount of required collateral or equity requirements and reducing loan-to-value ratios.

•
Reduce Asset Base and Improve Regulatory Capital Ratios.  We expect to reduce our asset base which will further help reduce our risk profile and improve capital ratios through reductions in the amount of outstanding loans and securities through normal principal amortization, and a corresponding reduction of liabilities.

•
Continued Expense Control. Beginning in 2008 and continuing into 2009, management has undertaken several initiatives to reduce noninterest expenses, and will continue to make it our priority to identify cost savings opportunities throughout all phases of operations. Personnel reductions have and will come primarily from the Bank’s lending operations, including closing selected loan origination offices, as well as some reduction in support areas of the Bank.

•
Reduce Reliance on Wholesale Funding Sources.  We will continue to focus on our strategy of reducing our reliance on wholesale funding sources, which includes FHLB advances and brokered certificates of deposits, while increasing core deposits and other retail deposit products through our branch and on-line deposit network.  As a result of this strategy, retail deposits have increased approximately 22% to $2.2 billion during the six months from July to December 2008.  The funding obtained through this channel will continue to be utilized to retire wholesale fundings at their maturities.

Capital and Assets

Non-performing assets at December 31, 2008 were approximately $192.9 million, or 4.34% of total assets, compared to $57.4 million or 1.62% of total assets at December 31, 2007.  Non-performing assets related to the Bank’s construction and land development portfolio consisted of $101.4 million of non-performing loans and $15.3 million of other real estate owned.  The allowance for loan losses at December 31, 2008 was $50.6 million, or 1.81% of total loans, compared to $47.8 million, or 1.51% of total loans, at December 31, 2007.

As a result of the provision for loan losses and related net losses, the Company and the Bank expect, subject to completion of their year-end audit, that each of them will be “adequately

Imperial Capital Bancorp, Inc. reports preliminary
results for the quarterly and annual financial information

capitalized” under federal bank regulatory guidelines. Based on our preliminary results, the Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2008 of 6.09%, 8.11% and 9.37%, respectively, which represents $88.1 million, $130.1 million and $43.2 million, respectively, of capital in excess of the amount required to be “adequately capitalized” for regulatory purposes.  Capital in excess (deficit) of the amount required to be “well capitalized” for regulatory purposes was $46.0 million, $66.8 million and ($20.1) million, respectively.  In addition, the Company, the Bank’s holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2008 of 5.95%, 7.91% and 9.83%, respectively, which represents $82.5 million, $124.6 million and $58.2 million, respectively, of capital in excess of the amount required to be “adequately capitalized”.  Capital in excess (deficit) of the amount required to be “well capitalized” for regulatory purposes was $40.1 million, $61.0 million and ($5.5) million, respectively.

Regulatory Matters

On February 17, 2009, the Bank entered into and agreed to a Cease and Desist Order (the Order) with the FDIC and the DFI to take certain measures in the areas of management, capital, loan loss allowance determination, risk management, liquidity management, board oversight and monitoring of compliance, and restricts payment of dividends and the opening of branch or other Bank offices.

Specifically, the Order requires that the Bank submit to the regulators within sixty days a detailed capital plan to address how the Bank will remain “adequately capitalized” and within 180 days increase its Tier 1 leverage above nine percent and total risk-based capital ratios above thirteen percent.  The Bank must also submit to the regulators within prescribed time periods a revised policy for determining the allowance for loan losses, plans for reducing commercial real estate loan concentrations and brokered deposits, a liquidity plan, strategic business plan and profitability plan.

“We are committed to continuing to work closely with regulators to achieve full compliance, and requirements within the Order are consistent with policies and initiatives already underway,” commented Doyle.

The Company is not in any way restricted from continuing to serve its customers in all areas including making loans, accepting deposits and processing banking transactions, and that all customer deposits remain fully insured to the highest limits set by the FDIC.

In addition, the Federal Reserve Bank of San Francisco (FRB) notified the Company that it may not appoint any new director or senior executive officer or change the responsibilities of any current senior executive officers without notifying the FRB. In addition, the Company may not make indemnification and severance payments without complying with certain statutory restrictions, including prior written approval of the FRB and concurrence from the FDIC.

Imperial Capital Bancorp, Inc. reports preliminary
results for the quarterly and annual financial information

Further, the Company is generally prohibited from receiving dividends from the Bank, making any dividend payments (including dividends on its trust preferred securities) and increasing or renewing any debt, without receiving prior approval from the FRB of such payments.

The description of the Order and FRB notice described herein are qualified in their entirety by reference to the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission. Copies of the Order and related stipulation are attached as Exhibits 10.1 and 10.2 to the Form 8-K.

Preliminary Financial Information Disclosure

The preliminary financial information presented reflects the Company’s current understanding of its financial results and regulatory capital position. This information is subject to change in conjunction with our year-end audit and is based on information available at this time. The current volatility in real estate and mortgage-backed securities markets, the changing employment environment, pending financial legislation and regulatory actions could result in a change in these amounts between now and the date the audited financial statements are completed. Because the financial information provided in this release has not yet been reviewed by the Company’s independent registered public accounting firm and is subject to that review and change, this financial information will not be final before filing of the Company’s Form 10-K.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions, either nationally or in our market areas; fluctuations in loan demand, the number of unsold homes, other properties and real estate values; the quality or composition of our loan or investment portfolios; our ability to manage loan delinquency rates, which may be impacted by  deterioration in the housing and commercial real estate markets that may lead to increased losses and non-performing assets in our loan portfolios, and may result in our allowance for loan losses not being adequate to cover actual losses and may require us to materially increase our reserves; fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates; results of examinations by the DFI, the Federal Deposit Insurance Corporation or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among  financial services companies; changes in consumer spending, borrowing, and savings habits; legislative or regulatory changes that

Imperial Capital Bancorp, Inc. reports preliminary
results for the quarterly and annual financial information

adversely affect our business, including changes in regulatory polices and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; the inability of key third-party providers to perform their obligations to us; changes in accounting policies,  principles or guidance, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, or their application to our business or audit adjustments; the economic impact of any terrorist actions; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2009 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

About Imperial Capital Bancorp.

Established in 1972 and a publicly traded company since 1995, Imperial Capital Bancorp, Inc. is a $4.4 billion asset bank holding company headquartered in San Diego, California specializing in commercial real estate lending on a national basis. The Company conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has nine retail branch locations – six in California, two in Nevada, and one in Maryland.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.